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                                                                   EXHIBIT 12(a)

                                  Exhibit 12(a)
  Calculation of ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preferred stock dividends
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                                                                 YEAR ENDED DECEMBER 31,
                                       ----------------------------------------------------------------------------
                                           2000            1999            1998            1997            1996
                                       ------------    ------------    ------------    ------------    ------------
Income before extraordinary items      $205,024,840    $176,777,537    $127,166,331    $ 85,836,445    $ 73,826,893

Add:
    Interest on indebtedness             90,290,264      81,667,211      63,547,946      30,745,963      26,039,374
    Amortization of debt related
       expenses                           2,394,189       2,512,274       1,680,197       1,253,325       1,303,837
    Portion of rents
       representative of the
       interest factor                    5,679,310       6,360,643       6,655,956       2,070,049       2,482,917
                                       ------------    ------------    ------------    ------------    ------------
                                        303,388,603     267,317,665     199,050,430     119,905,782     103,653,021
Adjustment for equity share in
   partnerships                         (12,515,764)     (9,021,568)     (1,830,854)       (653,466)       (349,642)
                                       ------------    ------------    ------------    ------------    ------------

      Income before extraordinary
         items, as adjusted            $290,872,839    $258,296,097    $197,219,576    $119,252,316    $103,303,379
                                       ============    ============    ============    ============    ============


Combined fixed charges and
   preferred stock dividends
    Interest on indebtedness           $ 94,840,265    $ 86,073,607    $ 64,723,874    $ 30,745,963    $ 26,039,374
    Preferred stock dividends            26,328,281      26,478,323      24,653,847      18,437,700      16,134,475
    Amortization of debt related
       expenses                           2,158,792       2,351,649       1,564,883       1,141,095       1,149,807
    Portion of rents
       representative of the
       interest factor                    5,679,310       6,360,643       6,655,956       2,070,049       2,482,917
                                       ------------    ------------    ------------    ------------    ------------
      Combined fixed charges and
         preferred stock dividends     $129,006,648    $121,264,222    $ 97,598,560    $ 52,394,807    $ 45,806,573
                                       ============    ============    ============    ============    ============
Ratio of earnings to combined
   fixed charges and preferred
   stock dividends                              2.3             2.1             2.0             2.3            2.3
                                                ===             ===             ===             ===            ===
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